FOR IMMEDIATE RELEASE June 9, 2003	Contacts:	Investors Andrew Brown 646/414-1151	Media Robin Schoen 215/504-2122

MEDIX RESOURCES ANNOUNCES LETTER OF INTENT

TO PURCHASE SERCA TECHNOLOGIES, INC.

Serca's Expertise in Networking, Security and Data Transmission Creates Potential

for Further Innovation by Medix in Internet-based Healthcare Connectivity and Beyond

New York, NY -Medix Resources, Inc. [AMEX:MXR] today announced that it has entered into a non-binding letter of intent with Serca Technologies, Inc. Under the letter of intent Medix would purchase all of the assets of Serca Technologies, Inc., subject to completion of satisfactory due diligence on the part of Medix and the negotiation and execution of definitive documents by September 30, 2003. Founded in 1997, Serca is a software research and development company creating cutting-edge applications for business and personal use. Medix provides Internet-based communication, data integration, and transaction processing designed to provide access to safer and better healthcare.

"We hope to be able to use Serca's evolving capabilities to aid in the deployment of our healthcare connectivity technologies. Serca's innovative ways to move data opens up a wealth of possibilities for Medix. Longer term, we envision video conferencing and distance learning becoming meaningful tools as Serca's technologies mature to enable efficient distribution of video and data using low bandwidth networks and minimal processing power," stated Darryl Cohen, Medix CEO and President. "We are confident that the applicability of Serca's technologies could be well beyond the realm of healthcare, into other industries entirely," concluded Cohen.

Serca's team is experienced in engineering all aspects of interactive multimedia technology. Developing desktop video conferencing software was Serca's first mainstream product in 1999 and today is the only multicasting video conferencing product in the world. It has been recognized by Microsoft as being the first video conferencing product exclusively developed for the Windows 2000 platform.

"Medix is focused on providing healthcare connectivity solutions at the point of care. Our core technology and expertise should help Medix continue to innovate ways in which it delivers its services to the healthcare marketplace. The team at Serca is enthusiastic about the opportunity to join Medix, and we look forward to building a strong company together," stated Thomas Murray, Serca CEO and President.

If consummated, Medix would issue 4.5 million shares of its common stock to Serca, subject to a downward adjustment, if a certain closing value is not realized. In addition, Medix would issue up to 8 million in additional shares of common stock if certain revenue milestones occur within 36 months of the closing of the transaction. The sale of any stock issued by Medix would be restricted for periods from 3 to 24 months after closing. Medix would also enter into employment or consulting agreements with key Serca employees.

Medix provides Internet-based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies. Additional information about Medix Resources, and its products and services, can be found at http://www.medixresources.com.

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Information in this press release contains forward-looking statements. Actual results could differ materially from such statements as a result of risks and uncertainties that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission on March 27, 2003. This information is available from the SEC or the Company.